Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT: 937-224-5940

DPL HOLDS 2008 ANNUAL MEETING

– Three Directors Re-Elected to Board –

DAYTON, Ohio, April 23, 2008 – DPL Inc. (NYSE: DPL) today held its annual meeting of shareholders in Dayton, Ohio. Glenn Harder, DPL chairman of the board, and Paul Barbas, DPL president and chief executive officer, provided an overview of 2007 financial results and operational performance.

In his remarks to shareholders, Mr. Harder stated, “Four years ago, the board of directors made a decision to change the strategic direction of this company. In short order, we installed new leadership, sold the private equity portfolio, sold excess peaking generation and ultimately returned this company to its roots.

“Today, DPL Inc. is a healthy integrated electric company thanks to the many efforts of the board, the executive management team, and our 1,500 employees,” Harder said.

Mr. Harder continued with a review of DPL’s significant accomplishments during 2007. These included higher earnings, increased dividends, and investment grade ratings from all three debt rating agencies.

Mr. Barbas concentrated his remarks on the operational performance of the company. In 2007, DPL exceeded reliability standards set by the Public Utilities Commission of Ohio, worked to strengthen service through customer feedback and training, and made significant capital investments in its distribution system to meet growing demand.

In addition, Barbas said that DPL’s largest environmental investment in its history – the installation of flue gas desulfurization units, commonly called scrubbers – is nearing completion as scheduled.  DPL brought online the scrubber at Killen Station last June and two units at Stuart Station earlier this year.  The remaining two Stuart units will be completed in the coming weeks as planned.  The scrubbers produce cleaner air by removing sulfur dioxide from emissions.  By mid-2009, approximately 80% of DPL’s coal-fired generation will be scrubbed.

“We believe the investments we have made over the past several years place us in a strong position to weather challenging economic times, adapt to the changes that may lie ahead, and capitalize on new opportunities,” concluded Barbas.

At the meeting, shareholders re-elected three directors, as recommended by the board, to a three-year term expiring in 2011: Paul M. Barbas, DPL president and chief executive officer; Barbara S. Graham, former senior vice president of Pepco Holdings; and Glenn E. Harder, DPL non-executive chairman and president of GEH Advisory Services.

In addition, shareholders ratified KPMG as independent public accountants. A shareholder proposal on the dissolution of DPL Inc. and its non-utility subsidiaries was rejected.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 515,000 retail customers in West Central Ohio; DPLE engages in the operation of peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.